SCUDDER GLOBAL FUND, INC.
                             ARTICLES SUPPLEMENTARY

     SCUDDER GLOBAL FUND, INC., a Maryland corporation having a principal office in New York, New York and having The Corporation Trust Incorporated as its resident agent located at 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to and in accordance with Section 2-105(c) of the Maryland General Corporation Law, the aggregate number of shares of stock of the Corporation, being registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), that may be duly issued is eight hundred million (800,000,000) shares, and the Board of Directors has duly designated the eight hundred million (800,000,000) shares of the Corporation as follows: one hundred million (100,000,000) shares as the "Emerging Markets Income Fund"; three hundred million (300,000,000) shares as the "Global Bond Fund," two hundred million (200,000,000) shares as the "International Bond Fund," one hundred million (100,000,000) shares as the "Global Fund," and one hundred million (100,000,000) shares as the "Global Small Company Fund."

     SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has duly redesignated the one hundred million (100,000,000) shares of authorized capital stock previously designated as the "Global Small Company Fund," as the "Global Discovery Fund."

     THIRD: A description of the Series, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemptions is set forth in the Amended and Restated Articles of the Corporation and is not changed by the Articles Supplementary, except that "Global Small Company Fund" series shall hereafter be known as "Global Discovery Fund" series.

     FOURTH: The Board of Directors of the Corporation, acting at a duly called meeting held on March 5, 1996, adopted resolutions redesignating the shares of "Global Small Company Fund" as "Global Discovery Fund" as set forth in these Articles Supplementary.

     IN WITNESS WHEREOF, Scudder Global Fund, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested by its Secretary, on the 5th day of March, 1996.

ATTEST:                                        SCUDDER GLOBAL FUND, INC.


By:   /s/Thomas F. McDonough                    By: /s/David S. Lee
      ----------------------                        ----------------
      Thomas F. McDonough                           David S. Lee
      Secretary                                     Vice President


SEAL

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                                  Verification
                                  ------------

     I, Thomas F. McDonough, Secretary of Scudder Global Fund, Inc. (the "Corporation") do hereby verify that I have executed these Articles Supplementary and acknowledge the same to be my act; that adoption of these Articles Supplementary by the Corporation was a valid corporate act; that, to the best of my knowledge, information and belief, the matters and facts set forth herein are true in all material respects; and that this statement is made under the penalties for perjury.



                                                  /s/Thomas F. McDonough
                                                  Thomas F. McDonough
                                                  Secretary

SEAL

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